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                                                                     Exhibit 3.4

                               ACADIA REALTY TRUST

                           Amendment No. 1 to By-laws

                            Effective March 15, 2005

                AMENDMENT to the By-laws (the "By-Laws") of Acadia Realty Trust (the "Company") adopted by the Board of Trustees on March 4, 1993.

        WHEREAS, Article XIV of the By-Laws grant to the Trustees the exclusive power to adopt, alter or repeal any provision of the By-Laws; and

        WHEREAS, the Trustees have determined that it is in the best interests of the Company to shorten the notice period required for special meetings of the Trustees and to otherwise update the methods by which notice may be given to Trustees.

        NOW, THEREFORE, the By-Laws are hereby amended as follows:

        1. Article III, Section 4 of the By-Laws is hereby amended and restated in its entirety as follows:

                "Section 4. NOTICE. Notice of any special meeting of the Trustees shall be delivered personally or by telephone, electronic mail, facsimile transmission, United States mail or courier to each Trustee at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the Trustee or his or her agent is personally given such notice in a telephone call to which the Trustee or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Trust by the Trustee. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Trust by the Trustee and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Trustees need be stated in the notice, unless specifically required by statute or these Bylaws."

        2. This Amendment was adopted by the Trustees to be effective on March 15, 2005.

                                                  /s/ Robert Masters
                                                  ------------------------------
                                                  Robert Masters, Secretary